EXHIBIT S
                                                                      ---------


                                 March 23, 2007


APN Holding Company, Inc.
c/o Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners Special Situations Fund, Ltd.
555 Madison Avenue, 16th Floor
New York, New York 10022
Attention:  Mr. David Maura

         Re:       Senior Credit Facility Commitment

Ladies and Gentlemen:

You have advised Bank of America, N.A. ("BANK") and Banc of America Securities LLC ("BAS") that (i) Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, the "EQUITY INVESTORS") have formed APN Holding Company, Inc., a Delaware corporation ("HOLDINGS"), which owns all of the equity interests of Applica Incorporated, a Florida corporation ("APPLICA"), (ii) SFP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Salton, Inc., a Delaware corporation (the "PARENT"), will be merged with and into Holdings, with Holdings being the surviving corporation of such merger, and (iii) all of the issued and outstanding shares of common stock of Holdings will be converted into the right to receive fully paid and non-assessable shares of common stock of the Parent. For purposes hereof, the foregoing series of transactions shall be referred to as the "MERGER" and Parent, on a post-Merger basis, shall be referred to as the "COMPANY." After giving effect to the Merger, Equity
Investors will own approximately 83% of the shares of common stock of the Company and Applica and its subsidiaries will be subsidiaries of the Company.

You have also advised Bank and BAS that you intend to refinance the existing indebtedness and preferred stock of the Company and Applica (the
"REFINANCING"), and finance the Merger, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Company and the U.S. operating subsidiaries and affiliates of the Company, including, without limitation, Applica ("BORROWERS"), and their respective subsidiaries after consummation of the Merger from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $100 million of common or preferred equity will be contributed (the "EQUITY CONTRIBUTION") to the Company, through the Equity Investors and certain other investors, (b) at least $230,000,000 of equity of Holdings will be retained or rolled over by Equity Investors, (c) $250 million in a new senior secured credit facility (the "SENIOR CREDIT FACILITY") of Borrowers, and (d) at least $175 million in gross proceeds from the issuance and sale by Borrowers of other indebtedness having a lien second in priority to the lien on assets securing the Senior Credit Facility and a first lien on all the assets of the Company and its Subsidiaries not securing the Senior Credit Facility (the "ADDITIONAL DEBT"). The Merger, the Equity Contribution, the Refinancing, the entering into and funding of the Senior Credit Facility, the issuance and sale or provision of the Additional Debt and all related transactions are hereinafter collectively referred to as the "TRANSACTION."

In connection with the foregoing, Bank is pleased to advise you of its commitment to provide the Senior Credit Facility of $250 million for Borrowers and that BAS is offering to syndicate the Senior Credit

Facility. The Senior Credit Facility will be subject to the terms and conditions of this letter and the attached Summary of Terms and Conditions marked as EXHIBIT A hereto (the "TERM SHEET").

The paragraphs that follow, together with the attached Term Sheet, address the major issues related to this commitment, but are not intended to represent all of the terms and conditions that would be included in the Transaction Documents (to the extent not inconsistent with the terms hereof such other terms and conditions are subject to the agreement of the parties). Terms used in this letter, without definition, shall have the meanings ascribed to such terms in the Term Sheet.

Bank will act as sole and exclusive administrative and collateral agent for the Senior Credit Facility. BAS will act as sole and exclusive lead arranger and book manager. No additional agents, co-agents, arrangers or book manager will be appointed and no other titles will be awarded without Bank's and BAS's prior written approval.

BAS and Bank intend to commence syndication efforts promptly, and Holdings agrees (and shall use its commercially reasonable efforts to cause Borrowers) to actively assist BAS and Bank in achieving a syndication of the Senior Credit Facility that is reasonably satisfactory to BAS and Bank. Such assistance shall include (a) Holdings and Borrowers providing (and causing their advisors to provide) BAS, Bank and the other Lenders upon request all information reasonably deemed necessary by BAS and Bank to complete the syndication, including, but not limited to, due diligence materials and information referred to hereinbelow and in the Term Sheet; (b) Holdings and Borrowers providing assistance in the preparation of an offering memorandum to be used in connection with the syndication; and (c) Holdings and Borrowers otherwise assisting BAS and Bank in the syndication efforts, including by making senior management and advisors of Holdings and Borrowers and their respective subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Borrowers and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders. In connection with the Senior Credit Facility, Holdings agrees to provide (and to use its commercially reasonable efforts to cause Borrowers to provide) to Bank and BAS, in a prompt manner and in any event at or before such time as Bank and BAS may deem reasonably necessary for a complete and satisfactory review by Bank and BAS, all such documents, reports, agreements, financial and other information, environmental reports, appraisals and other items as Bank, BAS or their counsel may reasonably request with respect to Borrowers and their business.

It is understood and agreed that BAS and Bank will, in consultation with you, manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is further understood and agreed that no Lender participating in the Senior Credit Facility will receive any compensation from Holdings or Borrowers in order to obtain its commitment, except on the terms contained herein, in the Term Sheet and in the Fee Letter described below. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank and BAS.

The commitment of Bank and BAS hereunder and the agreement of Bank and BAS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Bank and BAS: (a) the satisfaction of each of the terms and conditions set forth herein or in the Term Sheet; (b) the completion of all due diligence with respect to Borrowers and their respective subsidiaries in scope and determination reasonably satisfactory to Bank and BAS , including, but not limited to, Equity Investors' and Borrowers' delivery to Bank and BAS of (i) a finalized consolidated projection model, including monthly projections for the period commencing December 31, 2006 and ending June 30, 2008 and annual projections for the fiscal years 2009 through 2012 for Borrowers, (ii) field exams and updated appraisals with respect to Borrowers (iii) legal due diligence information for Applica and Parent, including, but not limited to, a listing of all of their material pending and threatened litigation; and (iv) all background checks with respect to senior management personnel of Borrowers; (c) the accuracy and completeness in all material respects of all representations that Holdings makes to Bank and BAS in and Equity Investors' compliance with the terms of this Commitment Letter (including the Term Sheet) and the Fee Letter (as hereinafter defined); (d) prior to and during the syndication of the Senior Credit Facility there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrowers or any of their respective subsidiaries (other than the Additional Debt); (e) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Term Sheet and otherwise reasonably satisfactory to Bank and BAS; (f) no change, occurrence or development that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of Borrowers and their respective subsidiaries shall have occurred since the date hereof; and (g) Bank and BAS not becoming aware after the date hereof of any information or other matter which in Bank's and BAS's reasonable judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to Bank or BAS on or before the date hereof with respect to Borrowers, their respective businesses or financial condition, or the transactions contemplated in connection with the Senior Credit Facility (in which case Bank and BAS may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).

Holdings hereby represents, warrants and covenants that (a) all written information, other than Projections (defined below), which has been or is hereafter made available to Bank, BAS or Lenders by Holdings, Borrowers or their representatives in connection with the transactions contemplated hereby taken as a whole (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections and other forward looking statements concerning Borrowers or their respective subsidiaries that have been or are hereafter made available to Bank, BAS or the Lenders by Holdings, Borrowers or their representatives (the "PROJECTIONS") have been or will be prepared in good faith based upon assumptions Holdings and Borrowers believe to be reasonable at the time made. Holdings agrees to furnish (and cause Borrowers to furnish) Bank and BAS with such Information and Projections as Bank or BAS may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Holdings understands that in arranging and syndicating the Senior Credit Facility, Bank and BAS will be using and relying on the Information and the Projections without independent verification thereof.

Holdings hereby acknowledges that (a) BAS and/or Bank will make available Information and Projections (collectively, "BORROWER MATERIALS") to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the "PLATFORM") and (b) certain of the proposed Lenders may be "public-side" Lenders (I.E., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "PUBLIC LENDER"). Holdings hereby agrees that (w) Holdings will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," Holdings shall be deemed to have authorized BAS, Bank and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrowers or their securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) BAS and Bank shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

By acceptance of this offer, Holdings agrees to pay all reasonable costs and expenses of Bank and BAS incurred in connection with the Senior Credit Facility, the syndication thereof and the preparation of definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby, including, but not limited to, those described in the Term Sheet (the "REIMBURSABLE EXPENSES"). In consideration of Bank's and BAS's issuance of this commitment, Equity Investors have delivered to Bank a deposit of $250,000 (the "INITIAL DEPOSIT"). In addition, Equity Investors agree to deliver to Bank from time to time such additional deposits as may be necessary to cover Reimbursable Expenses in excess of the Initial Deposit (together with the Initial Deposit, the "DEPOSIT"). If the Senior Credit Facility is consummated, then the Deposit, less all Reimbursable Expenses, will be applied to closing fees and expenses. In the event the Senior Credit Facility is not consummated due to Bank's failure to fund as a result of Equity Investors', Borrowers' failure to satisfy the conditions to funding the Senior Credit Facility, then Bank and BAS will be entitled to retain all unused portions of the Deposit. In the event the Senior Credit Facility is not consummated for any other reason, Bank and BAS shall return all unused portions of the Deposit to Equity Investors.

Holdings agrees to indemnify, defend and hold harmless Bank, BAS, each Lender and each of their affiliates and their respective directors, officers, employees, advisors and agents (each, an "INDEMNIFIED PARTY") from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of, in connection with or by reason of any investigation, litigation or proceeding (or preparation of a defense in connection therewith) concerning or related to any matters contemplated by this letter, any related transaction, the Senior Credit Facility (or any use made or proposed to be made with the proceeds thereof) or the Transaction Documents, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party. Neither Bank nor BAS shall be responsible or liable to Equity Investors, Borrowers, Guarantors or any other person or entity for any punitive, exemplary or consequential damages which may be asserted as a result of an alleged breach of this letter, the Term Sheet or the Transaction Documents or arising out of or related to any of the transactions contemplated hereby or thereby.

This Commitment Letter and the fee letter of even date herewith among Holdings, Bank and BAS (the "FEE LETTER") are confidential and, except for disclosure on a confidential basis to (i) accountants, attorneys and other professional advisors retained by Holdings, Borrowers, Bank or BAS in connection with the Senior Credit Facility, and (ii) as may be required by law, may not be disclosed in whole or in part to any other person or entity without the prior written consent of Bank, BAS and Equity Investors; PROVIDED, HOWEVER, it is understood and agreed that Holdings may disclose this Commitment Letter (including the Term Sheet) and the Fee Letter (a) on a confidential basis to the board of directors and advisors of Parent and the Company in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

Holdings acknowledges that Bank and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with those of Equity Investors. Bank and BAS agree that they will not furnish confidential information obtained from Equity Investors to any of their other customers and that they will treat confidential information relating to Borrowers and their respective affiliates with the same degree of care as they treat their own confidential information. Bank and BAS further advise Equity Investors that they will not make available to Equity Investors confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, Equity Investors agree that Bank and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning Equity Investors, Borrowers or any of their respective affiliates that is or may come into the possession of Bank, BAS or any of such affiliates.

Bank and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT ACT"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank or BAS, as applicable, to identify you in accordance with the Patriot Act.

All of Holdings' reimbursement, indemnification and confidentiality obligations set forth in this letter and the Term Sheet shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder, except to the extent modified by such definitive documentation.

If Holdings breaches any of its obligations or agreements set forth in this letter, and Holdings does not cure or remedy such breach promptly after receipt of written notice of such breach from Bank or BAS, at Bank's and BAS's option this letter and Bank's and BAS's commitment hereunder shall terminate and Equity Investors shall forfeit any unused portion of the Deposit and any fees paid to Bank and BAS prior to such termination.

This letter, the Term Sheet and the Fee Letter shall be governed by laws of the State of New York without regard to principles of conflict of law. Each of Holdings, Bank and BAS hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Equity Investors, Bank or BAS in the negotiation, performance or enforcement hereof.

This  letter,  the  Term  Sheet  and  the  Fee  Letter  set  forth  the  entire understanding of Equity Investors, Bank and BAS with respect to the Senior Credit Facility and supersede all prior negotiations, understandings, commitments, term sheets, and agreements between such parties in respect of the transactions described herein and in the Term Sheet. No condition or other term of this letter or the Term Sheet may be waived or modified except by a writing signed by Holdings, Bank and BAS. The requirement of a writing to waive or modify provisions of this letter cannot itself be waived or otherwise negated by any agreement or other conduct of the parties, express or implied, other than by a writing to that effect signed by the parties. This letter is not assignable by Holdings without Bank's and BAS's prior written consent and is intended to be solely for the benefit of Holdings, Bank, BAS and the other Indemnified Parties.

This commitment will expire at 5:00 p.m., Atlanta, Georgia time on March 30, 2007 (the "EXPIRY DATE"), unless Holdings accepts this commitment by having one of its authorized officers execute this letter and the Fee Letter (each of which may be signed in one or more counterparts) and return them to Bank prior to that time (which may be by facsimile transmission or portable document format by electronic mail). This commitment may be terminated (together with all obligations of Bank, BAS and Equity Investors hereunder) (i) at any time by Holdings or (ii) by Bank or BAS if Holdings fails to pay any fees payable pursuant to the Fee Letter or otherwise fails to cure any breach of its obligations hereunder promptly after written notice thereof from Bank. Notwithstanding the foregoing, the reimbursement and indemnification provisions herein and in the Term Sheet shall survive any termination of this commitment, except to the extent that this letter is superseded by the duly executed Transaction Documents. After Holdings' timely acceptance of this commitment as provided herein, this commitment will expire on July 31, 2007, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that BAS and Bank will devote to the Senior Credit Facility, Holdings agrees that, until such expiration, it will not, and will cause Borrowers not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facilities for Borrowers and their respective subsidiaries with respect to the matters addressed in this letter.

By its signature hereinbelow, Applica herby acknowledges and agrees that it is jointly and severally liable with Holdings to Bank, BAS, Agent and Lenders for all indemnification and financial obligations of Holdings hereunder.

Bank and BAS are pleased to offer the financing contemplated by this letter, and we look forward to working with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.


By: /s/ Robert Moore
    ----------------------
    Title: SVP


BANC OF AMERICA SECURITIES LLC


By: /s/ Robert Moore
    ----------------------
    Title: SVP


                      [Signatures continued on next page]

Accepted and Agreed to as of
March 23, 2007:

APN HOLDING COMPANY, INC.


By: /s/ Philip Falcone
    ----------------------
    Title:



APPLICA INCORPORATED

By: /s/ Terry Polistina
    ------------------------
    Title: Chief Operating Officer and
           Chief Financial Officer

                                   EXHIBIT A
                                   ---------

                        SUMMARY OF TERMS AND CONDITIONS


--------------------------------------------------------------------------------
  THE FOLLOWING IS A SUMMARY OF THE TERMS AND CONDITIONS WITH RESPECT TO THE ESTABLISHMENT OF THE SENIOR CREDIT FACILITY REFERENCED IN THE LETTER (THE "COMMITMENT LETTER") ACCOMPANYING THIS SUMMARY OF TERMS AND CONDITIONS ("TERM SHEET") AND IS NOT INTENDED TO SET FORTH ALL OF THE PROVISIONS THAT ARE CUSTOMARILY REQUIRED BY BANK OF AMERICA, N.A. ("BANK") IN TRANSACTIONS
  OF THE TYPE DESCRIBED HEREIN AND THAT MAY BE INCLUDED IN THE DOCUMENTATION FOR THE SENIOR CREDIT FACILITY.
--------------------------------------------------------------------------------

COMPANY: Salton, Inc., a Delaware corporation, which, after giving effect to the Merger (as defined in the Commitment Letter), will be the parent of Applica (as defined in the Commitment Letter) and its subsidiaries.

EQUITY
INVESTORS:            Harbinger  Capital  Partners  Master  Fund  I,  L.P.  and
                      Harbinger Capital Partners Special Situations Fund, L.P.

BORROWERS:            The Company and each U.S.  subsidiary of the Company that
                      is designated by Bank, including, without limitation, Applica.

GUARANTORS:           The obligations of Borrowers and  subsidiaries  under the
                      Senior Credit Facility and under any treasury management,
                      interest rate  protection  or other hedging  arrangements
                      entered  into with a Lender  (or any  affiliate  thereof)
                      will be guaranteed by each existing and future direct and
                      indirect  domestic  subsidiary  of the  Company  and each
                      direct and indirect foreign subsidiary that constitutes a
                      guarantor  under  the  Existing  Credit   Agreement  (and
                      corresponding entities that constitute direct or indirect foreign subsidiaries of the Company) (collectively, the "GUARANTORS"). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE
AND COLLATERAL
AGENT: Bank, in its capacity as administrative and collateral agent (in such capacity, the "AGENT") under the Senior Credit Facility.

SOLE LEAD
ARRANGER AND
BOOK MANAGER:         Banc of America Securities LLC ("BAS").

LENDERS:              Bank  and  other  banks,   financial   institutions   and
                      institutional lenders acceptable to BAS and Bank selected in consultation with Borrowers.

ISSUING
BANK: The issuer for Letters of Credit (defined below) will be Bank.

SENIOR
CREDIT
FACILITY:             A senior secured  revolving  credit facility (the "SENIOR
                      CREDIT  FACILITY")  in an aggregate  amount equal to $250
                      million,(1)  pursuant to which Borrowers may obtain loans
                      ("REVOLVER  LOANS")  and letters of credit  ("LETTERS  OF
                      CREDIT") from time to time,  up to an amount  outstanding
                      equal to the Borrowing Base (defined below) at such time.
                      Each Borrower  will be jointly and  severally  liable for
                      all   Revolver   Loans,   Letters  of  Credit  and  other
                      obligations owing to Agent or Lenders. All Revolver Loans will be Base Rate Loans or LIBOR Loans.

                      Up to an aggregate of $20,000,000 million of the Senior Credit Facility will be available for swingline advances ("SWINGLINE LOANS") to be made available to Borrowers by Bank between settlement dates for settlement among Lenders. Swingline Loans will constitute usage under the Senior Credit Facility, and Swingline Loans will reduce Availability (defined below) on a dollar-for-dollar basis.

                      As a subfacility of the Senior Credit Facility, Issuing Bank will issue (and each Lender will be deemed to have purchased a pro rata participation in the risk related
                      to) one or more Letters of Credit for the account of Borrowers, on Borrowers' request therefor from time to time, subject to Issuing Bank's customary terms and conditions and provided that at the time of the proposed issuance and after giving effect thereto the outstanding amount of Revolver Loans to Borrowers does not exceed the Borrowing Base. Each Letter of Credit will have an expiry date not later than 15 days prior to the Maturity Date or more than 12 months from the date of issuance for standby letters of credit or more than 6 months from the date of issuance for documentary letters of credit, and all drafts drawn on Letters of Credit shall be reimbursed on the same business day as the business day on which a drawing is honored. If the Termination Date (defined below) occurs prior to the expiration of any Letter of Credit, each Letter of Credit will be replaced and returned to Issuing Bank undrawn and marked "cancelled" on or prior to the Termination Date, or to the extent that Borrowers are unable to replace a Letter of Credit, such Letter of Credit shall be (a) secured by a back-to-back letter of credit in an amount equal to 105% of the undrawn amount of such Letter of Credit in form reasonably satisfactory to Agent and Issuing Bank or (b) collateralized in an amount equal to 105% of the undrawn amount of such Letter of Credit by the deposit of cash in such percentage amount into an account established by Borrowers at Bank but under the sole and exclusive control of Agent.

                      All payments with respect to the Revolver Loans, Letters of Credit and other obligations owing under the Senior Credit Facility from time to time shall be


---------
(1)   The sign "$" means U.S. dollars.

                      made  to  Agent  and   Lenders   without  any  offset  or
                      counterclaim and free and clear of all taxes.

ACCORDION
FEATURE: The Senior Credit Facility will include a provision permitting Borrowers from time to time to request an increase in the aggregate amount of the Senior Credit Facility by up to $75 million with additional commitments from Lenders or new commitments from other financial institutions acceptable to Bank in its reasonable discretion, provided that (i) no default or event of default exists at the time of any such increase, (ii) although Lenders will have a pro rata right of first refusal to participate in such increase, no Lender will be obligated to increase its commitment, which decision will be made in the sole discretion of each Lender, and
                      (iii) the effectiveness of any such increase will be subject to the successful syndication of the increased commitments.

USE OF PROCEEDS:      Proceeds  received by Borrowers  under the Senior  Credit
                      Facility may be used by Borrowers to refinance existing indebtedness and preferred stock to finance part of the Merger (as defined in the Commitment Letter), to pay fees and expenses, to finance ongoing working capital needs and for other lawful purposes not otherwise restricted or prohibited by the Transaction Documents (defined below).

CLOSING DATE:         On or before July 31, 2007 (the "CLOSING DATE").

BORROWING
BASE/
AVAILABILITY:         Revolver  Loans   outstanding  under  the  Senior  Credit
                      Facility may not exceed the "Borrowing Base," which, on any date, shall be an amount equal to the lesser of the Maximum Revolver Amount (defined below) or the sum of the following on such date:

                      (a)  85% of the  aggregate  amount of  Eligible  Accounts,
                      PLUS:

                      (b) the lesser of (i) 85% (or 100% during the period commencing on July 1, 2007 and ending on December 31, 2007 and commencing on August 1 and ending on December 31 of each year thereafter (the "SEASONAL PERIOD")) of the net orderly liquidation value of Eligible Inventory (as determined from time to time pursuant to an appraisal of such inventory commissioned by Agent), or (ii) except during any Seasonal Period, 70% of the book value, calculated at the lower of cost (determined on a FIFO accounting basis) or market, of such Eligible Inventory that is not Eligible In-Transit Inventory, PLUS:

                      (c) the lesser of (i) 85% (or 100% during the period commencing on July 1, 2007 and ending on December 31, 2007 and commencing on August 1 and ending on December 31 of each year thereafter (the "SEASONAL PERIOD")) of the net orderly liquidation value of Eligible In-

                      Transit Inventory (as determined from time to time pursuant to an appraisal of such inventory commissioned by Agent), or (ii) except during any Seasonal Period, 70% of the book value, calculated at the lower of cost (determined on a FIFO accounting basis) or market, of Eligible In-Transit Inventory, MINUS:

                      (d)  the Reserves (defined below).

                      "MAXIMUM REVOLVER AMOUNT" means an amount equal to $250 million MINUS the sum of (i) all Letters of Credit issued under the Senior Credit Facility and outstanding on such date, (ii) Letters of Credit for which there is a pending request by any Borrower for issuance, and (iii) Revolver Loans for which there is a pending request by any Borrower for funding.

                      "AVAILABILITY" means, on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the Revolver Loans outstanding is subtracted from the Borrowing Base on such date.

                      Subject to the right of Bank and BAS to make reasonable adjustments, changes and additions to address Borrowing Base, eligibility and related matters revealed by Bank's and BAS's due diligence with respect to the Company or that Bank and BAS believe are reasonably necessary to ensure a successful syndication, Eligibility criteria, Availability baskets, defined terms (including, but not limited to, "ELIGIBLE ACCOUNTS," "ELIGIBLE INVENTORY," "ELIGIBLE IN-TRANSIT INVENTORY," "IN-TRANSIT INVENTORY," "IN-TRANSIT PERFECTION DOCUMENTS" and "RESERVES" (excluding, however, the $10,000,000 "Availability Reserve" under the Existing Credit Agreement)), reserves and other Borrowing Base criteria, sublimits (including, without limitation, sublimits with respect to Eligible In-Transit Inventory destined to the United States or Canada, respectively, Applica Asia Serviced Accounts and Eligible Accounts owing by account debtors located in, and Eligible Inventory of Applica Americans located in, Puerto Rico, and Eligible Inventory located in Canada) and provisions in the Transaction Documents will be based upon and similar to those set forth in the Second Amended and Restated Credit Agreement dated December 23, 2005, among Applica and certain of its affiliates, as "Borrowers," Bank, as the Administrative and Collateral Agent, and certain financial institutions party thereto from time to time as "Lenders" (as amended, the "Existing Credit Agreement"). Notwithstanding the foregoing, the concentration limit in the definition of Eligible Accounts shall not include accounts to any one account debtor or group of affiliated account debtors (other than Wal-Mart Stores, Inc.) that are in excess of 20% of total accounts and accounts to Wal-Mart Stores, Inc. and affiliates that are in excess of 30% of total accounts.

REVOLVER LOAN
REPAYMENTS:           The principal  amount of Revolver  Loans shall be due and
                      payable in full  (together  with all  interest,  fees and
                      other  charges  payable in  connection  therewith and all
                      other liabilities and obligations under the Senior Credit
                      Facility) on the  Termination  Date;  PROVIDED,  HOWEVER,
                      that during each Springing Dominion Period, the principal
                      amount of Revolver Loans  outstanding  shall also be paid
                      on receipt by any  Borrower  or Agent of any  proceeds of
                      Collateral   (to  be  applied  first  to  Revolver  Loans
                      outstanding as Base Rate Loans and then to Revolver Loans
                      outstanding   as  LIBOR   Loans).   Notwithstanding   the
                      foregoing,  if  on  any  date  the  aggregate  amount  of
                      Revolver  Loans exceeds the Borrowing  Base on such date,
                      Borrowers  will be obligated to pay the excess on demand.
                      All of the other  obligations  outstanding under the Loan
                      Agreement  (defined  below)  will be paid on the due date
                      thereof as provided in the Transaction Documents (defined
                      below),  or,  in  the  absence  of  specification  in the
                      Transaction Documents,  on the sooner to occur of Agent's
                      demand or the Termination Date. As used herein,  the term
                      "SPRINGING   DOMINION   PERIOD"  shall  mean  any  period
                      commencing on the date on which Availability is less than $30,000,000 and continuing until the 90th consecutive day on which Availability equals or exceeds $40,000,000 so long as no event of default under the Transaction
                      Documents has occurred and is continuing as of such date.
                      During any Springing Dominion Period, Agent and Lenders shall be entitled to complete dominion over all proceeds and collections with respect to the Collateral, and Borrowers and Guarantors shall cause all such proceeds to be deposited in a dominion account pursuant to such lock box or other arrangements as may be satisfactory to Agent and Lenders (which arrangements shall be established concurrently with or promptly after the Closing Date).

                      Borrowers shall have the right to prepay the Revolver Loans at any time and from time to time without premium or penalty, except for the payment of breakage fees and other costs incurred in connection with the payment of any LIBOR Loans prior to the expiration of the applicable interest period.

COLLATERAL:           All   Revolver   Loans,   Letters  of  Credit  and  other
                      obligations  of  Borrowers  to  Agent,  Issuing  Bank and
                      Lenders under the Senior Credit  Facility and obligations
                      associated  with the provision of bank products  (whether
                      or not provided under the Senior Credit Facility) will be
                      secured by duly perfected,  first priority liens upon all
                      of the  following  types  or items  of  property  of each
                      Borrower   and   each   Guarantor   (collectively,    the
                      "COLLATERAL"):

                              All of the following property of such Borrower and such Guarantor, whether now existing or hereafter created or acquired (and whether acquired prior to or during the pendency of any bankruptcy case or other insolvency proceeding), wherever located: (i) all accounts receivable;
                              (ii) all inventory (clauses (i) and (ii) collectively the "SPECIFIED COLLATERAL"); (iii) all deposit accounts, investment accounts or other investment property, instruments, chattel
                              paper,   documents,
                              letter-of-credit rights, supporting obligations and commercial tort claims, in each case to the extent arising out of, relating to or given in exchange or settlement for any of the Specified Collateral or given to evidence the obligation to pay any account receivable; (ii) all general intangibles (other than patents, trademarks, tradenames and copyrights) that arise out of,
                              relate  to  or  govern   any  of  the   Specified
                              Collateral  or from  which  any of the  Specified
                              Collateral arises; (v) all cash collateral or cash equivalents held in a deposit account, investment account or other cash collateral account and under the control of Agent, Lenders or Issuing Bank or a bailee of Agent, Lenders or Issuing Bank; (vi) all products and cash and non-cash proceeds of the foregoing, including proceeds of insurance in respect of any of the foregoing; (vii) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and other computer materials and records) of such Borrower or such Guarantor pertaining to any of the foregoing.

                      The perfection and priority of the foregoing liens and security interests will be supported by such landlord and mortgagee waivers, warehouseman and bailee letters, third party consents and other agreements that shall be reasonably requested by Agent, in each case being in form and substance satisfactory to Agent.

                      The foregoing description of Collateral shall be in addition to, and not in lieu of, any right of offset that any Lender may have with respect to any bank accounts of any Borrower or Guarantor (collectively, the "OBLIGORS") at such Lender or the right of Agent or Issuing Bank with respect to any monies held by Agent or Issuing Bank to cash collateralize any letter of credit (and any reimbursement obligations with respect thereto) as required by the Transaction Documents.

                      In addition, Agent will be granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other person or entity) any or all of each Borrower's and Guarantor's owned intellectual property (including, without limitation, patents, trademarks, tradenames, copyrights and rights under licenses and franchise agreements with respect to the foregoing) and all of each Borrower's and Guarantor's computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, for Agent's use in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral in connection with the exercise by Agent of its rights and remedies under the Transaction Documents.

MATURITY/
TERMINATION:          The  Senior   Credit   Facility,   and  all   obligations
                      thereunder,  will mature and will be repaid in full,  and
                      the  commitments  thereunder  will  terminate,  upon  the
                      earlier  of (i) 60  months  after the  Closing  Date (the
                      "MATURITY  DATE"),  or (ii) the termination of the Senior
                      Credit  Facility in  accordance  with the Loan  Agreement
                      (together  with  the  Maturity  Date,  the   "TERMINATION
                      DATE").   Borrowers   may  terminate  the  Senior  Credit
                      Facility at any time upon 3 Business Days prior written notice to Agent, and Agent and Lenders may terminate the Senior Credit Facility at any time an event of default exists. Any notice of termination shall be revocable if Borrowers deliver a revocation notice to Agent prior to the applicable specified termination date.

INTEREST, FEES
AND EXPENSES:         See SCHEDULE 1 attached hereto.

TRANSACTION
DOCUMENTS:            The instruments and agreements evidencing or securing the
                      Senior Credit Facility  (collectively,  the  "TRANSACTION
                      DOCUMENTS")   will  be  in  accordance  with  transaction
                      documents of the type customarily utilized by Bank in similar asset-based lending and purchase transactions and otherwise mutually acceptable to Agent and Lenders on the one hand and Obligors on the other.

REPRESENTATIONS  AND
WARRANTIES:           The  Transaction  Documents will contain  representations
                      and   warranties  of  Obligors  of  a  type   customarily
                      contained in  documentation  for asset-based  lending and
                      purchase  transactions  of a similar  nature  (subject to
                      exceptions,   qualifications   and   limitations   to  be
                      negotiated),   including,  but  not  limited  to,  proper
                      organizational  status and authority of Obligors;  valid,
                      binding  and   enforceable   nature  of  the  Transaction
                      Documents;  the  absence  of any  violation  of  existing
                      agreements in connection with the execution, delivery and
                      performance of the Transaction  Documents and the absence
                      of  any  requirement  to  obtain  governmental  or  other
                      approvals  incident  thereto;  ongoing  solvency  of each
                      Obligor; proper filing by each Obligor of all tax returns
                      and the payment of all required taxes; compliance by each
                      Obligor with applicable laws, including all environmental
                      laws;  absence  of  labor  strikes  and  threats  of work
                      stoppages;  absence of  adverse  agreements  or  existing
                      defaults or  non-permitted  liens;  the ownership by each
                      Obligor of all real and  personal  property  necessary to
                      the conduct of its business and as shown on its financial
                      statements;  absence of any termination,  cancellation or
                      limitation of, or any materially adverse  modification or
                      change   in,   any   material   agreement   or   business
                      relationship  of  Obligors  with any  material  customer;
                      accuracy and completeness of all information  supplied to
                      Agent  and  Lenders,   including  financial   statements;
                      absence  of  any   undisclosed   litigation  or  material
                      grievances, disputes or strikes by any employees or organization of employees of any Obligors; absence of any transaction or use of proceeds under the Senior Credit
                      Facility that would be violative of the Patriot Act (as defined in the Commitment Letter); the absence of any brokers utilized by any Obligor in respect of any of the transactions contemplated by any of the Transaction Documents except as otherwise disclosed in the Transaction Documents; and compliance of each Obligor with all pension and other benefit plans and all laws and regulations applicable thereto. All representations and warranties will be deemed to have been made and reaffirmed on each date that any request is made for a Revolver Loan or Letter of Credit, except for such representations and warranties, which by their terms are limited to the Closing Date. Subject to deviations between the transaction evidenced by the Existing Credit Agreement and the Senior Credit Facility and the inclusion of representations and warranties that BAS and Bank believe are reasonably necessary to ensure a successful syndication, the representations and warranties in the Transaction Documents will be generally consistent with those set forth in the Existing Credit Agreement.

AFFIRMATIVE
COVENANTS:            The  Transaction   Documents  will  include   affirmative
                      covenants   of   a   type   customarily    contained   in
                      documentation   for  asset-based   lending  and  purchase
                      transactions  of a similar nature (subject to exceptions,
                      qualifications   and   limitations  to  be   negotiated),
                      including,  but not  limited  to,  requirements  for each
                      Obligor  to  cooperate  with  Agent  in  connection  with
                      Agent's field examinations and visits; to notify Agent of
                      any  litigation,   breach  of  any  material   contracts,
                      asserted  violations  of law and  other  similar  notices
                      regarding   material   events;   to  maintain   financial
                      statements  in   accordance   with   generally   accepted
                      accounting   principles  ("GAAP");  to  comply  with  all
                      applicable laws and maintain corporate existence and good
                      standing  in all  requisite  jurisdictions;  to  maintain
                      insurance  (property,  casualty,  liability  and business
                      interruption   insurance)   with   acceptable   insurance
                      companies  against  risks and in  amounts  customary  for
                      similar  businesses  and naming  Agent as  mortgagee/loss
                      payee (as appropriate and reasonably  required by Agent);
                      to  submit to Agent  Borrowing  Base  reports  (on a form
                      customarily  required by Agent (calculating the Borrowing
                      Base  as of the  date  of  each  certificate)  with  such
                      frequency  as Agent may require  (but no more  frequently
                      than on a weekly basis except during a Springing Dominion
                      Period or if an event of default  exists) and receivables
                      agings and other reports  customarily  required by Agent;
                      and to discharge on a timely basis all obligations  under
                      material contracts and to continue all material contracts
                      in full force and effect  (including  trademark and other
                      intellectual  property,  license  agreements and customer
                      contracts). Subject to deviations between the transaction
                      evidenced by the Existing Credit Agreement and the Senior
                      Credit   Facility  and  the   inclusion  of   affirmative
                      covenants  that  BAS  and  Bank  believe  are  reasonably
                      necessary  to  ensure  a  successful   syndication,   the
                      affirmative covenants in the Transaction Documents will be generally consistent with those set forth in the Existing Credit Agreement.

NEGATIVE
COVENANTS:            The Transaction Documents will include negative covenants
                      of a type  customarily  contained  in  documentation  for
                      asset-based  lending  and  purchase   transactions  of  a
                      similar nature (subject to exceptions, qualifications and
                      limitations to be negotiated), including, but not limited
                      to,  those  that  prohibit  or  restrict  changes  in any
                      Obligor's business, changes to any Obligor's fiscal year;
                      voluntary  prepayments of any subordinated  indebtedness;
                      loans to any persons or entities; sales of assets outside
                      the ordinary course of business;  mergers,  acquisitions,
                      reorganizations and  recapitalizations;  liens other than
                      those in favor of Agent, certain statutory liens securing
                      debts  that  are not  past  due and  are  incurred  by an
                      Obligor  in the  ordinary  course  of  business,  certain
                      consensual  security interests in assets of an Obligor to
                      the extent that such assets do not  comprise  Collateral,
                      and  other  liens  of a  type  customarily  permitted  in
                      asset-based  lending   transactions  of  a  similar  type
                      (collectively,   "PERMITTED  LIENS");   guarantees;  debt
                      incurrence,  including  the  incurrence  of  indebtedness
                      secured by any Collateral;  transactions  with affiliates
                      (other  than  intercompany  loans  as  permitted  above);
                      investments,  redemptions  and other  distributions;  and
                      capital  expenditures.  Subject to deviations between the
                      transaction  evidenced by the Existing  Credit  Agreement
                      and the  Senior  Credit  Facility  and the  inclusion  of
                      negative   covenants   that  BAS  and  Bank  believe  are
                      reasonably necessary to ensure a successful syndication, the negative covenants in the Transaction Documents will be generally consistent with those set forth in the Existing Credit Agreement.

CONDITIONS PRECEDENT
TO EACH BORROWING
UNDER THE SENIOR
CREDIT FACILITY:      Each  borrowing  or  issuance  or  renewal of a Letter of
                      Credit under the Senior Credit Facility will be subject to satisfaction of certain conditions precedent of a type customarily contained in documentation for asset-based lending and purchase transactions of a similar nature, including, but not limited to, the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be materially true and correct; (ii) no defaults or events of default shall have occurred and be continuing; (iii) the aggregate principal amount of all outstanding advances to Borrowers cannot exceed Availability on such date.

EVENTS
OF DEFAULT:           The  Transaction  Documents  will  include  defaults  and
                      events  of  default  of a type  customarily  included  in
                      documentation   for  asset-based   lending  and  purchase
                      transactions   of  a  similar  nature  (subject  to  cure
                      periods,  materiality  qualifiers and grace periods to be
                      negotiated),  including,  but not limited to, breaches of
                      covenants,   commencement   of  insolvency   proceedings,
                      misrepresentations, change of control, judgments, failure to pay any obligations when due to Agent, Lenders or Issuing Bank, and purported revocation of or breach under any guaranty.

SPECIAL TERMS
AND CONDITIONS:       The  Transaction  Documents  will  contain the  following
                      special terms and conditions:

                      1. Borrowers' compliance with a consolidated fixed charge coverage ratio based on EBITDA (with adjustments to be negotiated by the parties) of 1.0 to 1.0 (to be increased to levels to be negotiated by the parties), tested monthly, but applicable only during a Springing Dominion Period. There shall be a 10-day cure period in favor of Borrowers with respect to the fixed charge coverage ratio covenant within which time Equity Investors shall have the right, but not the obligation, to make an equity contribution (or to provide subordinated debt pursuant to a debt subordination agreement reasonably acceptable to Agent) to Borrowers in an amount sufficient to cure any failure by Borrowers to satisfy the fixed charge coverage ratio for the testing period in question.

                      2. Borrowers' agreement to provide Bank and Lenders periodic financial and collateral reporting, including, but not limited to, annual audited consolidated and consolidating financial statements prepared in accordance with consistently applied GAAP; monthly internally prepared financial statements on a consolidated and consolidating basis; periodic Borrowing Base certificates; and receivables agings and inventory reports.

                      3. The agreement of Borrowers to cause all proceeds of Collateral to be forwarded to a lockbox or, with Bank's consent, deposited in a blocked account (with Agent and Lenders to have complete dominion over all such proceeds during each Springing Dominion Period).

                      4. Obligors will deliver Projections (covering a period of 5 fiscal years, with the first year of such 5-year period to be on a month-by-month basis) to Agent on or before the Closing Date with annual updates thereafter.

                      5. Borrowers agreement to obtain, or cooperate with Agent in its efforts to obtain, and to pay, or reimburse Agent for, the cost of, appraisals of Borrowers' inventory, (i) not more than two times during each year if Availability is equal to or greater than an amount to be negotiated by the parties, and (ii) not more than three times during each year if Availability is less than such amount.

                      6. Borrowers shall be permitted to make payments of principal on the Additional Debt in the amount of $15 million on February 28, 2008 and $10 million on June 30, 2008, provided that Borrowers may not use proceeds of Revolver Loans or other extensions of credit under the Senior Credit Facility or proceeds of Collateral if, after giving effect to each such payment, Availability would be less than $25 million.

YIELD PROTECTION,
INCREASED COSTS
AND TAXES:            The  Transaction  Documents  will  incorporate  customary
                      yield   protection   and   indemnification    provisions,
                      including,   but  not   limited  to,   capital   adequacy
                      requirements,   in  order  satisfactorily  to  compensate
                      Lenders  in the  event  that  any  changes  in the  Basel
                      Committee  regulations or any future law,  requirement or
                      guideline or request of relevant authority shall increase
                      cost,  reduce payments or earnings,  or increase  capital
                      requirements.  In addition to and  without  limiting  the
                      generality of the foregoing,  the  Transaction  Documents
                      will incorporate  customary  provisions by which Obligors
                      will indemnify  Agent,  Lenders and Issuing Bank from any
                      liability,   cost  or   expense   associated   with   any
                      withholding taxes and will provide for the payment to Agent, Lenders and Issuing Bank such amounts as may be necessary to make whole any deduction from any payment required to be made for any withholding taxes.

CONDITIONS
PRECEDENT:            The  establishment  of the Senior Credit Facility will be
                      subject to the fulfillment of a number of conditions precedent, on a timely basis (so as to allow Agent, Lenders, Issuing Bank and BAS to conclude the normal arrangements for the establishment of the Senior Credit
                      Facility and the documentation therefor) and in a manner satisfactory to Bank and BAS, including, but not limited to, the following:

                      1. The negotiation, execution and delivery by Agent, Lenders and Borrowers, as applicable, of all of the Transaction Documents, in form and content reasonably satisfactory to Agent and Lenders and their respective counsel, including, but not limited to, In-Transit Perfection Documents and an appropriate intercreditor agreement with the holder of the Additional Debt. Without limiting the generality of the foregoing, such intercreditor agreement with the holder of the Additional Debt shall, among other things, provide for the subordination by the holder of the Additional Debt of all liens at any time acquired by such holder on the Collateral to the security interests and liens of Agent on the Collateral, provide that the intercreditor agreement is enforceable in any insolvency proceeding, shall include the right of Agent to use any and all of the intellectual property of Borrower, as provided herein or otherwise agreed by Agent and the holder of the Additional Debt, now and hereafter in existence to facilitate Agent's realization on the Collateral for the Senior Credit Facility, include an acknowledgment by the holder of the Additional Debt of Availability thresholds in the Transaction Documents that Borrowers must satisfy in order to use proceeds of Revolver Loans or other extensions of credit under the Senior Credit Facility or proceeds of Collateral to make principal amortization payments to the holder of the Additional Debt and shall include such other terms as are customarily required by Bank and BAS in intercreditor agreements of substantially similar type.

                      2. Since the date of the last financial statements delivered to Bank, no change occurs in the assets, liabilities, business, condition (financial or otherwise) or results of operations of any Borrower that would have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" shall have the meaning ascribed to it in the Existing Credit Agreement.

                      3. Agent's receipt of such waiver agreements with respect to leased or rented locations where any inventory of a Borrower is located and other third party documents as Agent may require, all in form and substance reasonably acceptable to Agent and by which such landlord or other party shall subordinate in favor of the liens of Agent all liens and other claims that such landlord or other party may have with respect to any such inventory in its possession and affording Agent a reasonable opportunity to repossess or reclaim any of such inventory after the occurrence of an event of default under the Transaction Documents.

                      4.   Bank's receipt of pro forma financial statements and
                           projections   with   respect  to  Obligors  as  Bank
                           reasonably deems appropriate.

                      5. Bank's receipt of assurance reasonably satisfactory to it (including filing receipts and local counsel opinion letters) that the security interests and other liens (and, as applicable, fixed charge) granted to Agent by each Obligor will constitute a duly perfected, first priority security interests and liens (and, as applicable, fixed charge) with respect to all of the Collateral of such Obligor, as applicable.

                      6. Bank's receipt of assurance reasonably satisfactory to it that, as of the Closing Date, there will be no liens or charges with respect to any of the Collateral other than Permitted Liens.

                      7. Borrowers' consolidated fixed charge coverage ratio for the 12-month period most recently ended is not less than 1.0 to 1.0 based on EBITDA (with adjustments to be negotiated by the parties).

                      8. Consummation of the Additional Debt facility on terms described herein and otherwise reasonably acceptable to Bank concurrently with consummation of transactions contemplated by Transaction Documents.

                      9. With respect to each Obligor, Agent's receipt of certified board resolutions approving the transactions contemplated by the Transaction Documents, in form reasonably acceptable to Agent.

                      10. Agent's and Lenders' receipt and approval of such opinions from reasonably acceptable legal counsel to Obligors regarding the due organization and valid existence of each entity, the due execution of the Transaction Documents by each entity, the enforceability of such Transaction Documents against each entity and the absence of any known violations of law or breaches of contract that would in either case result from the execution, delivery or performance of the Transaction Documents, and the absence of any known material litigation pending or threatened against any such entity and such other matters as may be reasonably required by Agent and Lenders.

                      11. Borrowers' compliance on the Closing Date with all covenants contained in the Transaction Documents and the absence of any fact or circumstance constituting an event of default or an event or condition which, with the passage of time or the giving of notice, or both, would constitute an event of default.

                      12. The final terms and conditions of each aspect of the Transaction, including, but not limited to, all tax aspects thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Borrower Information and (ii) otherwise reasonably satisfactory to Lenders. Lenders shall have received true and correct copies of the Merger Agreement (including all schedules and exhibits thereto) regarding the Company and its subsidiaries (the "MERGER AGREEMENT") and all other agreements, instruments and documents relating to the Transaction. The Merger shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals.

                      13. Lenders shall be satisfied that Borrowers shall have at least $230,000,000 of retained or roll-over equity capital from Equity Investors and shall have received (i) a net capital contribution of at least $100,000,000 in common or preferred equity from Equity Investors and certain other investors and
                           (ii) gross cash proceeds of at least $175,000,000 from the issuance and sale by Borrowers of the Additional Debt.

                      14. Lenders shall have received certification as to the financial condition and solvency of the Company and its subsidiaries (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Company.

                      15. Lenders shall have received satisfactory evidence that at least 83% of the ownership interest in the Company shall be owned, directly or indirectly, by Equity Investors and all capital stock of each Borrower's subsidiaries shall be owned by such Borrower or one or more of such Borrower's subsidiaries, in each case free and clear of any lien, charge or
                           encumbrance    not   permitted    under   the   loan
                           documentation.

                      16. All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Collateral shall have been duly made; and all filing and recording fees and taxes shall have been duly paid. Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by Obligors and their subsidiaries; and Lenders shall have received endorsements naming the Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Obligors and their respective subsidiaries forming part of the Collateral.

                      17.  Receipt  of  all   governmental,   shareholder   and
                           third-party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Borrowers or their subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Agent could have such effect.

                      18. The absence of any action, suit, investigation or proceeding pending or, to the knowledge of Obligors, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

                      19. All loans made by Lenders to Borrowers or any of its affiliates shall be in full compliance with the Federal Reserve's margin regulations.

                      20. Agent shall be satisfied that the amount of committed financing available to Borrowers and their subsidiaries shall be sufficient to meet the ongoing financial needs of Borrowers and their subsidiaries after giving effect to the Transaction and there shall be no less that $25 million of Availability as of the Closing Date, after giving effect to the Transaction and all borrowings under the Senior Credit Facility on such date. Lenders shall be reasonably satisfied with the amount, terms, conditions and holders of all inter-company indebtedness and all indebtedness and other material liabilities owing to third parties to be outstanding on and after the Closing Date.

                      21. The Lenders shall be reasonably satisfied that (i) Borrowers and their subsidiaries will be able to meet its obligations under all employee and retiree welfare plans, (ii) except for the employee benefits plans of the Company and its U.K. subsidiary (which are underfunded), the employee benefit plans of Borrowers and their ERISA affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no "reportable event" (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability. The Lenders also shall be reasonably satisfied with the shortfall with respect to the employee benefits plan of the Company and the impact of any required catch-up payments on Borrowers.

                      22. All accrued fees and reasonable expenses of Agent, Lead Arranger and Lenders (including the reasonable fees and expenses of counsel for the Agent and Lead Arranger) shall have been paid.


INDEMNITIES:          The  Transaction  Documents  will contain  indemnities by
                      Obligors  of  a  type  and  scope  that  are  customarily
                      included  in   documentation   for  asset-based   lending
                      transactions   of  a  similar   nature  (with   customary
                      qualifiers for gross negligence and willful  misconduct).
                      Without   limiting  the   generality  of  the  foregoing,
                      Obligors will  indemnify and hold  harmless  Agent,  each
                      Lender  and  each  of  their   respective   shareholders,
                      subsidiaries, affiliates, officers, directors, employees,
                      agents and advisors  (each an  "INDEMNIFIED  PARTY") from
                      and  against  any  and  all  claims,   damages,   losses,
                      liabilities and expenses (including,  without limitation,
                      reasonable  fees and  expenses  of  counsel)  that may be
                      incurred   by  or   asserted   or  awarded   against  any
                      Indemnified Party, in each case arising out of, in connection with or related to any claim, investigation, litigation or proceeding concerning or related to the Transaction Documents, the Senior Credit Facility, the funding of any Revolver Loans, the issuance of any Letters of Credit, the grant or perfection of any security interest or other lien in any of the Collateral, or the enforcement of any rights or remedies of Agent or Lenders under any of the Transaction Documents or the performance by any Borrower or other Obligor of any of its obligations under the Transaction Documents except and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such claims, damages, losses, liabilities or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party.

ASSIGNMENTS AND
PARTICIPATIONS:       Usual and customary for asset-based lending  transactions
                      of this type and size.  Each Lender will be  permitted to
                      assign  all or a portion  of its  loans  and  commitments
                      under the Senior Credit Facility,  or sell participations
                      therein,   to  another  person(s),   provided  that  each
                      assignment shall be in a minimum amount of $5,000,000 and shall be subject to certain conditions, including the approval of Borrowers (not to be unreasonably withheld or delayed and required only for so long as no event of default exists) and Agent. No approval of Borrowers shall be required for assignments to affiliates of or funds managed by any Lender. In no event shall any Obligor (or any affiliate of any Obligor) be eligible to be a Lender under the Senior Credit Facility. The payment of a processing and recordation fee of $5,000 will be made by the prospective Lender to Agent.

SYNDICATION MATTERS:  Bank  will  act as the  Agent  under  the  Senior  Credit
                      Facility. In such capacity, Bank will perform the duties and exercise the authority customarily associated with such role. No additional agents, co-agents, arrangers or syndication managers will be appointed, unless Borrowers and Bank so agree.

                      The "Required Lenders" for voting purposes under the Transaction Documents will be Lenders holding greater than 50% of the commitments, provided that certain provisions in the Transaction Documents that customarily require the consent of Agent or all Lenders to amend or waive may not be amended or waived without the consent of Agent or the unanimous consent of all Lenders.


GOVERNING LAW:        State of New York.

OTHER: This Term Sheet is intended as an outline of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Senior Credit Facility to the extent not inconsistent with the terms hereof.

                                   SCHEDULE I

                           INTEREST, FEES AND EXPENSES

UNUSED LINE
FEE: A 25 basis points per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) unused line fee calculated on the unused portion of the Senior Credit Facility will be payable monthly in arrears.

INTEREST
RATES: The principal balance of Revolver Loans and other obligations under the Senior Credit Facility will accrue interest, at Borrowers' option, at the LIBOR Rate (1, 2, 3 or 6 month) PLUS the Applicable Margin or at a variable rate equal to the Base Rate PLUS the Applicable Margin.

INTEREST RATE
TERMS: The Eurocurrency Rate will be defined in accordance with the Bank's customary practices.

                    The term "BASE RATE" means, on any date, a fluctuating interest rate in effect from time to time, which rate per annum will at all times be equal to the higher of the rate of interest in effect for such day as publicly announced from time to time by Bank in Charlotte, North Carolina as its "prime rate" (the "prime rate" being a rate set by Bank based upon various factors, including costs and its desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans which, may be priced at, above or below such announced rate).


                    The term "LIBOR RATE" means, for any applicable interest period, the rate of interest per annum determined pursuant to the following formula:

                    LIBOR Rate =    OFFSHORE BASE RATE
                                 ---------------------------------------
                                     1.00- Eurodollar Reserve Percentage

                    Where,

                          "OFFSHORE   BASE  RATE"  means  the  rate  per  annum
                    appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S.
                    dollars at approximately at 11:00 a.m. (London time) two business days prior to the first day of such interest period for a term comparable to such interest period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any applicable interest period, the rate per annum appearing on Reuters Screen LIBO Page as the London Interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such interest period for a term comparable to such interest period; PROVIDED, HOWEVER, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any applicable interest period, the rate per annum determined by Agent as the rate of interest at which U.S. dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank's London Branch to major banks in the offshore market at their request at or about 11:00 a.m. (London time) two Business days prior to the first day of such applicable interest period for a term comparable to such interest period.

                    "EURODOLLAR RESERVE PERCENTAGE" means, for any date during any applicable interest period, the reserve percentage (expressed as a decimal rounded upwards, if necessary, to the next 1/100th of 1%) in effect on such date applicable to member banks under regulations issued from time to time by the Board of Governors of the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). The Eurodollar Reserve Percentage for each outstanding LIBOR Loan will be adjusted automatically as of the effective date of any change in such reserve percentage.

                    The term "LIBOR LOANS" (I.E., loans bearing interest at the applicable LIBOR Rate) would be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, and minimum dollar amounts of each LIBOR loan.

                    All interest would be calculated on the basis of actual number of days elapsed in a year of 360 days. If an event of default exists under the Transaction Documents, all loans and other obligations would bear interest at a rate 200 basis points in excess of the otherwise applicable rate.

APPLICABLE
MARGIN: The Applicable Margin will initially be set at 1.50% for LIBOR Loans and 0.0% for Base Rate Loans, but will be subject to adjustment, on a quarterly basis, commencing twelve (12) months after the Closing Date based on the pricing grid set forth below:

                    ------------------------------------------------------------------
                    Level   Average Quarterly Availability   Applicable Margin   Base
                    ------------------------------------------------------------------
                    I       less than
                            or equal to $25,000,000          2.00%               .25
                    ------------------------------------------------------------------
                    II      > $25,000,000 but                1.75%               0.0
                            less than or equal
                            to   $75,000,000
                    ------------------------------------------------------------------
                    III     > $75,000,000 but                1.50%               0.0
                            less than or equal
                            to   $150,000,000
                    ------------------------------------------------------------------
                    IV      > $150,000,000                   1.25%               0.0
                    ------------------------------------------------------------------

                    For purposes hereof, "Average Quarterly Availability" shall have the meaning ascribed to it in the Existing Credit Agreement.

                    Thereafter, the Applicable Margin will be adjusted quarterly in connection with the delivery to Agent and Lenders of Borrowers' consolidated financial statements and compliance certificates. Interest based on the Base Rate will be due and payable monthly, in arrears, and interest based on LIBOR will be payable monthly, in arrears, and on the last day of the applicable interest period.

LETTER OF CREDIT
FEES: Borrowers will pay to Issuing Bank (a) a letter of credit fee monthly, in arrears, on the undrawn face amount of all Letters of Credit equal to the Applicable Margin for LIBOR Loans (calculated on the basis of actual number of days elapsed in a year of 360 days), (b) a 0.125% fronting fee to Issuing Bank upon the issuance of each Letter of Credit, and (c) Issuing Bank's customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to Letters of Credit.

EXPENSES:           Borrowers  will pay or  reimburse to Bank and BAS from time to time on demand (a) all  reasonable  out-of-pocket  costs and expenses (including reasonable fees,  disbursements and other  charges of all  counsel to Bank and BAS,  including, but not limited to,  special and local  counsel to Bank and
                    BAS) of Bank  and BAS  associated  with the  Senior  Credit
                    Facility,  including  costs and  expenses of (i) Bank's and
                    BAS's due  diligence,  including  field  examinations,  and appraisals,  (ii) all CUSIP fees for registration  with the
                    Standard  & Poor's  CUSIP  Service  Bureau,  (iii)  Agent's
                    obtaining  periodic  appraisals of the inventory  (prior to the Closing Date and an annual basis),  and (iv) preparing, administering,  syndicating  and enforcing all  Transaction
                    Documents  executed in  connection  with the Senior  Credit
                    Facility,  PLUS  (b) a $850  per  day  per  field  examiner
                    charge,   in  addition  to  all  reasonable   out-of-pocket
                    expenses for field examinations. Borrowers will remain obligated for all such amounts whether or not the Senior
                    Credit Facility is consummated.